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                                                               Exhibit (h)(2)(v)

                                    FORM OF

                AMENDED AND RESTATED EXPENSE LIMITATION AGREEMENT

         AMENDED AND RESTATED EXPENSE LIMITATION AGREEMENT, effective as of _____, 1999 by and between EQ Financial Consultants, Inc. (the "Manager") and EQ Advisors Trust (the "Trust"), on behalf of each series of the Trust set forth in Schedule A attached hereto (each a "Portfolio," and collectively, the "Portfolios").

         WHEREAS, the Trust is a Delaware business trust organized under the Amended and Restated Agreement and Declaration of Trust ("Declaration of Trust"), and is registered under the Investment Company Act of 1940, as amended (the "1940 Act"), as an open-end management company of the series type, and each Portfolio is a series of the Trust;

         WHEREAS, the Trust and the Manager have entered into an Investment Management Agreement dated April 14, 1997, as amended ("Management Agreement"), pursuant to which the Manager provides investment management services to each Portfolio for compensation based on the value of the average daily net assets of each such Portfolio;

         WHEREAS, the Trust and the Manager have determined that it is appropriate and in the best interests of each Portfolio and its shareholders to maintain the expenses of each Portfolio at a level below the level to which each such Portfolio would normally be subject during its start-up period and, therefore, initially entered into an Expense Limitation Agreement, dated as of April 14, 1997, as amended ("Expense Limitation Agreement"), in order to maintain each Portfolio's expense ratios at the Maximum Annual Operating Expense Limit (as hereinafter defined) specified for such Portfolio in Schedule A hereto;

         WHEREAS, the Trust and the Manager desire to extend the term of the Expense Limitation Agreement, as so amended for an additional year, with respect to all Portfolios, regardless of the present expiration date of the Expense Limitation Agreement as to such Portfolios;

         WHEREAS, the Trust and the Manager desire to increase the Maximum Annual Operating Expense Limits for certain Portfolios to reflect changes in the Trust and the growth of those Portfolios since their inception as well as the original intent of the parties that the Maximum Annual Operating Expense Limits be continued only so long as necessary to support Portfolios during their start-up period;

         WHEREAS, fourteen new Portfolios, Alliance Money Market Portfolio, Alliance Intermediate Government Securities Portfolio, Alliance Quality Bond Portfolio, Alliance High Yield Portfolio, Alliance Balanced Portfolio, Alliance Conservative Investors Portfolio, Alliance Growth Investors Portfolio, Alliance Common Stock Portfolio, Alliance Equity Index Portfolio, Alliance Growth And Income Portfolio, Alliance Aggressive Stock Portfolio, Alliance Small Cap Growth Portfolio, Alliance Global Portfolio, Alliance International Portfolio (collectively, the "New Portfolios"), are being added to the Trust;

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         WHEREAS, the Trust and the Manager desire to maintain the expenses of each New Portfolio at the Maximum Annual Operating Expense Limit specified for such Portfolio in Schedule A during its start-up period; and

         WHEREAS, the Trust and the Manager desire to modify the Expense Limitation Agreement to document the agreement of the Manager to be liable for the excess expenses of each New Portfolio;

         NOW THEREFORE, the parties hereto agree that the Expense Limitation Agreement is hereby modified, amended and restated in its entirety as of the date hereof as follows:

1.       Expense Limitation.

         1.1. Applicable Expense Limit. To the extent that the aggregate expenses of every character incurred by a Portfolio in any fiscal year, including but not limited to investment management fees of the Manager (but excluding interest, taxes, brokerage commissions, other expenditures which are capitalized in accordance with generally accepted accounting principles, other extraordinary expenses not incurred in the ordinary course of such Portfolio's business and amounts payable pursuant to a plan adopted in accordance with Rule 12b-1 under the 1940 Act) ("Portfolio Operating Expenses"), exceed the Maximum Annual Operating Expense Limit, as defined in Section 1.2 below, such excess amount (the "Excess Amount") shall be the liability of the Manager.

         1.2. Maximum Annual Operating Expense Limit. The Maximum Annual Operating Expense Limit with respect to each Portfolio shall be the amount specified in Schedule A based on a percentage of the average daily net assets of each Portfolio.

         1.3. Method of Computation. To determine the Manager's liability with respect to the Excess Amount, each month the Portfolio Operating Expenses for each Portfolio shall be annualized as of the last day of the month. If the annualized Portfolio Operating Expenses for any month of a Portfolio exceed the Maximum Annual Operating Expense Limit of such Portfolio, the Manager shall first waive or reduce its investment management fee for such month by an amount sufficient to reduce the annualized Portfolio Operating Expenses to an amount no higher than the Maximum Annual Operating Expense Limit. If the amount of the waived or reduced investment management fee for any such month is insufficient to pay the Excess Amount, the Manager may also remit to the appropriate Portfolio or Portfolios an amount that, together with the waived or reduced investment management fee, is sufficient to pay such Excess Amount.

         1.4. Year-End Adjustment. If necessary, on or before the last day of the first month of each fiscal year, an adjustment payment shall be made by the appropriate party in order that the amount of the investment management fees waived or reduced and other payments remitted by the Manager to the Portfolio or Portfolios with respect to the previous fiscal year shall equal the Excess Amount.

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2.       Reimbursement of Fee Waivers and Expense Reimbursements.

         2.1. Reimbursement. If in any year during which the total assets of a Portfolio are greater than $100 million and in which the Management Agreement is still in effect, the estimated aggregate Portfolio Operating Expenses of such Portfolio for the fiscal year are less than the Maximum Annual. Operating Expense Limit for that year, subject to quarterly approval by the Trust's Board of Trustees as provided in Section 2.2 below, the Manager shall be entitled to reimbursement by such Portfolio, in whole or in part as provided below, of the investment management fees waived or reduced and other payments remitted by the Manager to such Portfolio pursuant to Section 1 hereof. The total amount of reimbursement to which the Manager may be entitled (the "Reimbursement Amount") shall equal, at any time, the sum of all investment management fees previously waived or reduced by the Manager and all other payments remitted by the Manager to the Portfolio, pursuant to Section 1 hereof, during any of the previous five
(5) fiscal years, less any reimbursement previously paid by such Portfolio to the Manager, pursuant to Sections 2.2 or 2.3 hereof, with respect to such waivers, reductions, and payments. The Reimbursement Amount shall not include any additional charges or fees whatsoever, including, e.g., interest accruable on the Reimbursement Amount.

         2.2. Board Approval. No reimbursement shall be paid to the Manager with respect to any Portfolio pursuant to this provision in any fiscal quarter, unless the Trust's Board of Trustees has determined that the payment of such reimbursement is in the best interests of such Portfolio and its shareholders. The Trust's Board of Trustees shall determine quarterly in advance whether any reimbursement may be paid to the Manager with respect to any Portfolio in such quarter.

         2.3. Method of Computation. To determine each Portfolio's payments, if any, to reimburse the Manager for the Reimbursement Amount, each month the Portfolio Operating Expenses of each Portfolio shall be annualized as of the last day of the month. If the annualized Portfolio Operating Expenses of a Portfolio for any month are less than the Maximum Annual Operating Expense Limit of such Portfolio, such Portfolio, only with the prior approval of the Trust's Board of Trustees, shall pay to the Manager an amount sufficient to increase the annualized Portfolio Operating Expenses of that Portfolio to an amount no greater than the Maximum Annual Operating Expense Limit of that Portfolio, provided that such amount paid to the Manager will in no event exceed the total Reimbursement Amount.

         2.4. Year-End Adjustment. If necessary, on or before the last day of the first month of each fiscal year, an adjustment payment shall be made by the appropriate party in order that the actual Portfolio Operating Expenses of a Portfolio for the prior fiscal year (including any reimbursement payments hereunder with respect to such fiscal year) do not exceed the Maximum Annual Operating Expense Limit.

3.       Term and Termination of Agreement.

         This Agreement shall continue in effect with respect to all Portfolios (including the New Portfolios) until _____, 2000 and shall thereafter continue in effect with respect to each Portfolio (including the New Portfolios) from year to year provided such continuance is specifically approved by a majority of the Trustees of the Trust who (i) are not "interested persons" of the

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Trust or any other party to this Agreement, as defined in the 1940 Act, and (ii)
have no direct or indirect financial interest in the operation of this Agreement ("Non-Interested Trustees"). Nevertheless, this Agreement may be terminated by either party hereto, without payment of any penalty, upon ninety (90) days' prior written notice to the other party at its principal place of business; provided that, in the case of termination by the Trust, such action shall be authorized by resolution of a majority of the Non-Interested Trustees of the Trust or by a vote of a majority of the outstanding voting securities of the Trust.

4.       Miscellaneous.

         4.1. Captions. The captions in this Agreement are included for convenience of reference only and in no other way define or delineate any of the provisions hereof or otherwise affect their construction or effect.

         4.2. Interpretation. Nothing herein contained shall be deemed to require the Trust or the Portfolios to take any action contrary to the Trust's Declaration of Trust or By-Laws, or any applicable statutory or regulatory requirement to which it is subject or by which it is bound, or to relieve or deprive the Trust's Board of Trustees of its responsibility for and control of the conduct of the affairs of the Trust or the Portfolios.

         4.3. Definitions. Any question of interpretation of any term or provision of this Agreement, including but not limited to the investment management fee, the computations of net asset values, and the allocation of expenses, having a counterpart in or otherwise derived from the terms and provisions of the Management Agreement or the 1940 Act, shall have the same meaning as and be resolved by reference to such Management Agreement or the 1940 Act.

         IN WITNESS WHEREOF, the parties have caused this Agreement to be signed by their respective officers thereunto duly authorized and their respective corporate seals to be hereunto affixed, as of the day and year first above written.

                                               EQ ADVISORS TRUST
                                                        ON BEHALF OF
                                                        EACH OF ITS SERIES


                                               By:
                                                  -----------------------------
                                                     Peter D. Noris
                                                     President and Trustee



                                               EQ FINANCIAL CONSULTANTS, INC.


                                               By:
                                                  -----------------------------
                                                     Peter D. Noris
                                                     Executive Vice President

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                                   SCHEDULE A
                     MAXIMUM ANNUAL OPERATING EXPENSE LIMITS


This Agreement relates to the following Portfolios of the Trust:

                                                                   Maximum Annual Operating
         Name of Portfolio                                               Expense Limit
         -----------------                                               -------------
         BT Equity 500 Index Portfolio                                        .30%
         BT International Equity Index Portfolio                              .55%
         BT Small Company Index Portfolio                                     .35%
         Capital Guardian International Portfolio                             .95%
         Capital Guardian U.S. Equity Portfolio                               .70%
         Capital Guardian Research Portfolio                                  .70%
         EQ/Alliance Premier Growth Portfolio                                 .90%
         EQ/Putnam Balanced Portfolio                                         .65%
         EQ/Putnam Growth & Income Value Portfolio                            .60%
         EQ/Putnam International Equity Portfolio                             .95%
         EQ/Putnam Investors Growth Portfolio                                 .60%
         EQ/Evergreen Foundation Portfolio                                    .70%
         EQ/Evergreen Portfolio                                               .80%
         JPM Core Bond Portfolio                                              .55%
         Lazard Large Cap Value Portfolio                                     .65%
         Lazard Small Cap Value Portfolio                                     .95%
         Merrill Lynch Basic Value Equity Portfolio                           .60%
         Merrill Lynch World Strategy Portfolio                               .95%
         MFS Emerging Growth Companies Portfolio                              .60%
         MFS Growth with Income Portfolio                                     .60%
         MFS Research Portfolio                                               .60%
         Morgan Stanley Emerging Markets Equity Portfolio                    1.50%
         T. Rowe Price Equity Income Portfolio                                .60%
         T. Rowe Price International Stock Portfolio                          .95%
         Warburg Pincus Small Company Value Portfolio                         .75%
         Alliance Money Market Portfolio                                     ____%
         Alliance Intermediate Government Securities Portfolio               ____%
         Alliance Quality Bond Portfolio                                     ____%
         Alliance High Yield Portfolio                                       ____%
         Alliance Balanced Portfolio                                         ____%
         Alliance Conservative Investors Portfolio                           ____%
         Alliance Growth Investors Portfolio                                 ____%
         Alliance Common Stock Portfolio                                     ____%
         Alliance Equity Index Portfolio                                     ____%
         Alliance Growth And Income Portfolio                                ____%
         Alliance Aggressive Stock Portfolio                                 ____%
         Alliance Small Cap Growth Portfolio                                 ____%
         Alliance Global Portfolio                                           ____%
         Alliance International Portfolio                                    ____%